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TIFFANY & CO.

727 FIFTH AVENUE
NEW YORK, NEW YORK 10022
212 755 8000

ROGER N. FARAH
CHAIRMAN OF THE BOARD

May 8, 2018

Dear Shareholder:

At the 2018 Annual Meeting of Shareholders, you will be asked to vote on an advisory non-binding resolution to approve the 2017 compensation of our named executive officers, referred to as "Say on Pay" (Proposal 3). The Tiffany & Co. Board of Directors is providing the following supplemental material for your consideration and hopes that you will consider this material, as well as the information in our Proxy Statement filed on April 6, 2018, before you vote your shares. **The Board recommends that you vote "FOR" Proposal 3.**

Proxy advisor Glass Lewis has recommended a vote "FOR" Proposal 3, but Institutional Shareholder Services Inc. ("ISS"), which has supported our Say on Pay proposal in all prior years, has recommended to the contrary. We believe that ISS's concerns are misplaced and that the compensation provided in 2017 is consistent with our ongoing commitment to pay for performance as well as our continued drive for sustainable growth. We encourage you to review the following material, in conjunction with the information in our Proxy Statement, as further context for the compensation decisions made in 2017.

We believe our executive compensation program serves the interests of the Company's shareholders, and our belief is reinforced by the support our shareholders have given our Say on Pay proposal in every prior year. **We therefore request your support in voting "FOR" Proposal 3.**

Sincerely,

Roger N. Farah

Executive Compensation

May 2018

TIFFANY & CO.

Important Disclosures

Forward-Looking Statements

The historical trends and results reported in this presentation should not be considered an indication of future performance. Further, statements contained in this presentation that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to statements that can be identified by the use of words such as "expects," "projects," "anticipates," "assumes," "forecasts," "plans," "believes," "intends," "estimates," "pursues," "scheduled," "continues," "outlook," "may," "will," "can," "should" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; product introductions; sales; sales growth; sales trends; store traffic; the Company's strategy and initiatives and the pace of execution thereon; the Company's objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; the nature, amount or scope of the charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic conditions; growth opportunities; litigation outcomes and recovery related thereto; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities. These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company's business and financial results is included under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2018. Readers of this presentation should consider the risks, uncertainties and factors outlined above and in the Form 10-K in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

Available Information

The Company files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended. The public may read and copy these materials at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other companies that electronically file materials with the SEC. Copies of the Company's reports on Form 10-K, Forms 10-Q and Forms 8-K may be obtained, free of charge, on the Company's website at http://investor.tiffany.com/financials.cfm.

Executive Compensation Overview

- Fundamental compensation principles have not changed
  - Align management interests with those of shareholders
  - Pay for performance: reward achievement of short-term and long-term goals
  - Attract, retain and motivate management talent
- Well-established pay-for-performance philosophy
  - Majority of annual CEO and named executive officer compensation is tied to financial performance or stock price
  - 100% of annual LTI opportunities provided to the CEO are performance-based (split evenly between stock options and performance-based restricted stock units)

Executive Compensation Overview

- Track record of strong shareholder support for executive compensation program
  - 2017 Say on Pay vote: 97.2% in favor
  - 2016: 96.6%
  - 2015: 97.8%
- Strong commitment by Board and management to proactive and ongoing communications with shareholders
  - Provide informative, candid, credible and consistent communications to shareholders
  - Solicit shareholder feedback and remain informed about shareholder perspectives on a variety of topics, including executive compensation

Alignment of Plan Design and Strategic Objectives

Performance Compensation Linked to the Company's Strategic Objectives		
Form of Incentive	**Strategic objective**	**Performance metric and weighting**
Annual incentive awards	• Increased profitability through sales growth and margin expansion • Sales growth through effective brand positioning and customer engagement initiatives • Individual goals, including strategic thinking and leadership	• Operating earnings (60%) • Constant Currency Sales Growth (20%) • Individual factors (20%)
Performance-based restricted stock units	• Earnings growth through sales growth, margin expansion, network optimization and capital allocation decisions • Effective cash generation, excluding impact of capital expenditures, through focus on inventory management, procurement strategy and systems and process enhancements • Ability to return value to shareholders through dividends and share repurchases	• 3-year cumulative EPS (80%) • 3-year cumulative Operating cash flow (20%)
Stock options	• Reward increases in stock price and provide returns aligned with shareholder returns	

Current Mix of Long-term Incentive Opportunities			
	Performance-based Restricted Stock Units (RSUs)	**Stock Options**	**Time-Vesting RSUs**
Long-term incentives	• All named executive officers (NEOs): 50%	• CEO and CFO and other Executive Vice Presidents (EVPs): 50% • Other NEOs: 25%	• CEO and CFO and other EVPs: 0% • Other NEOs: 25%

Performance-Based Awards

TIFFANY & CO.

2017 CEO Transition

- Prior CEO stepped down in February 2017
  - Change reflected Board's view that faster execution on global growth strategies was needed
- Michael Kowalski, then Chairman of the Board and longstanding former CEO, served as Interim CEO from February to October 2017
- Alessandro Bogliolo appointed effective October 2017
  - Veteran luxury industry executive
  - Recruited from CEO role at global company
- New strategic priorities announced with release of Fiscal 2017 results
- Fiscal 2017 results reflected solid sales performance, with improvement during holiday period across regions and categories, both instore and online

Global Growth Strategies


I. Amplifying an evolved brand message
II. Renewing our product offerings and enhancing in-store presentation
III. Delivering an exciting omnichannel customer experience
IV. Strengthening our competitive position and leading in key markets
V. Cultivating a more efficient operating model
VI. Inspiring an aligned and agile organization to win
TIFFANY & CO.

Holiday Sales Summary

Two Months Ended December 31, 2017

- Worldwide net sales increased 8% over the prior year, and comparable store sales rose 5%
- Americas sales +7% and comps +6%
- Asia-Pacific sales +16% and comps +7%
- Japan sales +1% and comps unchanged
- Europe sales +14% and comps +2%

2017 Financial Summary

Year Ending January 31, 2018

- Worldwide net sales increased 4%; comparable store sales unchanged (no significant currency translation impact)*
- Net earnings decreased 17%; excluding net charge relating to the 2017 U.S. Tax Cuts and Jobs Act, net earnings increased 10%*
- Operating cash flow of $932.2 million, compared to $705.7 million in 2016; free cash flow of $692.9 million, compared to $482.9 million in 2016*
- Raised the quarterly cash dividend by 11% effective July 2017, representing the 16th increase in the past 15 years
- Spent $99.2 million to repurchase one million shares of common stock; have spent more than $2 billion for repurchases in the past 15 years
- Stock price on January 31, 2018: $106.65
  Stock price on January 31, 2017: $78.72
- Total shareholder return: 38%

* See Appendix 3 for Non-GAAP reconciliation.

Alessandro Bogliolo Compensation

Key Compensatory Arrangements			
	Cash*	**STI**	**LTI**
Sign-on compensation	$2.8 million	None	$1.4 million stock options $1.4 million time-vesting RSUs (both grants to vest ratably over 3 years)
2017 compensation	$414K (based on $1.35 million annual base salary, paid pro rata)	$703K • Target of 150% of annual base salary, prorated for service • Payout amount represents 103.8% of prorated target and was determined with respect to Company performance	No LTI provided for Fiscal 2017
2018 compensation	$1.35 million base salary	Target of $2.025 million (150% of base salary) • Actual payout amount to be determined in March 2019 based on Company performance	Target of $6.75 million (500% of base salary) • Granted in January 2018 • 50% stock options (to vest ratably over 4 years) • 50% performance-based RSUs (actual payout to be determined and made based on Company performance following 3-year performance period)

* Excluding $500K in relocation reimbursement and $2K in tax consulting costs

Alessandro Bogliolo Compensation

- Sign-on compensation intended to replace amounts forfeited at prior employer and provide an inducement to join Tiffany
- Compensation reviewed with assistance of independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook)
- No LTI award for Fiscal 2017
- Value of cash and equity sign-on grants ($5.6 million) was less than 1x annual LTI award ($6.75 million) (first annual LTI award granted in January 2018)
    - Below median range of market practice for CEO external hires*
    - ISS valuation method for stock options overstates total value of compensation provided

* Data provided by FW Cook; sample of 75 external CEO hires (2012-2017); median revenue of $5.2 billion and market cap of $6.3 billion

Alessandro Bogliolo Compensation

- 100% of annual LTI grants and 50% of sign-on LTI grants are performance-based (stock options or performance-based RSUs)
  - ISS views stock options as not being subject to performance conditions; however, Company views stock options as performance-based compensation since value, if any, is tied to stock price in alignment with shareholders
- Sign-on grants are subject to partial recoupment in the event of termination for cause or resignation without good reason prior to two-year anniversary of appointment

Frederic Cumenal Severance

Severance required by employment agreement for position prior to CEO role

- Cash severance of $1.9 million
- One year of continued health care coverage
- Payment of earned but unpaid annual incentive for 2016 of $1.63 million based on Company performance

Additional severance benefits provided under separation agreement

- Cash payment of $691K
- Post-employment non-solicitation obligation reduced from 18 months to 12 months
- Stock options that would have vested in the year of termination accelerated to vest in March 2017
- Exercise period of vested stock options extended from three months to one year after termination date
- Continued vesting of pro rata portion of January 2015 performance-based RSUs, such that payout will be contingent on pre-established performance goals, and amount to vest will be proportionate to time worked
- Remainder of unvested equity forfeited (other than one 2013 grant that vested according to its terms)

Frederic Cumenal Severance

- Amount of cash severance provided was consistent with or less generous than market practice
  - Total cash severance ($2.8 million) was less than 1x base salary plus target STI; and equal to approximately 2x base salary
  - Majority of Company's proxy peers provide cash severance to a CEO, with median multiple of 2x
  - About half include salary in cash severance multiple, while other half include salary plus target/actual bonus
- Health benefits continuation was consistent with market practice
  - Majority of proxy peers provide health benefits continuation for median period of one year
- Equity treatment was consistent with market practice
  - Half of proxy peers provide for pro rata vesting/partial acceleration/continued vesting of equity awards
- Reviewed with assistance of independent compensation consultant

Frederic Cumenal Severance

- Company received benefits as condition of providing additional severance
  - Separation agreement provided for release and waiver of claims, plus agreement to assist in transition and litigation matters
- Employment agreement was entered into in 2011 in connection with recruitment as an EVP
  - Compensation terms, including severance, were based on a non-CEO-level role
  - Terms were not amended upon CEO appointment to reflect CEO-level compensation and/or severance; promotions and compensation increases were instead provided outside original employment agreement

Appendix 1: Tiffany & Co. Executive Compensation Best Practices

WHAT WE DO

- ✓ **Pay for performance**: In 2017, 86.7% of CEO annual compensation and, on average, 65.7% of other NEOs' annual compensation, is tied to the Company's financial performance and/or the performance of the stock price (that is, is awarded in the form of cash incentives, stock options or PSUs).
- ✓ **Limited use of employment agreements**: Employment agreements and formal severance arrangements are used only as necessary to attract newly recruited executives.
- ✓ **Independent Executive Compensation Consultant**: The Compensation Committee of the Board retains an independent compensation consultant to advise on the executive compensation program and practices.
- ✓ **Share Ownership Policy**: Executive officers are expected to acquire and hold Company common stock worth two to five times their annual base salary. Non-employee directors are expected to own Company common stock worth five times their annual retainer.
- ✓ **"Dual trigger" requirement for Change in Control severance benefits**: Following a change in control, outstanding equity awards and unvested retirement benefits will only be accelerated, and cash severance benefits will only be paid, in the event of an involuntary termination of employment, or if the Company does not survive the transaction and the surviving entity does not assume the obligations in question.
- ✓ **Provide limited perquisites**: Perquisites provided to executive officers on a limited basis only (for example, life insurance benefits and executive long-term disability benefits).
- ✓ **Clawback policy**: Incentive-based compensation (such as cash incentive awards and performance-based restricted stock units, but excluding stock options and time-vesting restricted stock units) are subject to recoupment in the event of an accounting restatement due to material noncompliance with financial reporting requirements.

WHAT WE DON'T DO

- X **Tax gross-ups**: No tax gross-ups, for example for life insurance benefits, are paid to executive officers, other than for one-time relocation expenses.
- X **Pay current dividends on unvested long-term incentives**: Current dividends are not paid on stock options and are not paid on unvested restricted stock units and performance-based restricted stock units until vesting.
- X **Repricing of underwater stock options without shareholder approval**: The Company's shareholder-approved employee and director incentive plans do not permit repricing of underwater stock options without shareholder approval.
- X **Allow pledged shares to count under Share Ownership Policy**: Shares of the Company's common stock that are pledged to a third party do not count toward the share ownership requirements.
- X **Grant stock options below 100% of fair market value**: The Company's shareholder-approved employee and director incentive plans do not permit stock options to be granted below 100% of fair market value.
- X **Permit hedging of Company stock**: The Company's policy on insider information, applicable to all employees, officers, and directors, expressly prohibits speculative transactions (i.e. hedging) such as the purchase of calls or puts, selling short or speculative transactions as to any rights, options, warrants or convertible securities related to Company securities.

Appendix 2: Key Components of Executive Compensation

Short-Term Incentives – 19.4%

- Motivate achievement of annual financial targets and individual demonstration of strategic leadership
- Cash payments dependent on the degree of achievement of annual operating earnings, Constant Currency Sales Growth and individual performance targets. Committee retains discretion to reduce awards

Base Salary – 25.1%

- Provide cash compensation that is not "at risk" so as to provide a stable source of income and financial security
- Designed to attract and retain executives by providing a reasonable and market-competitive level of fixed compensation



19.4%
25.1%
55.5%

Long-Term Incentives – 55.5%

- Align management interests with those shareholders, motivate achievement of long-term financial targets and promote retention
- 50% stock options/50% performance-based RSUs for the CEO and CFO and other EVPs; 25% stock options/25% time-vesting RSUs/50% performance-based RSUs for other NEOs
- Performance-based RSUs vest upon achievement of Company financial goals over a three-year performance period. Committee retains discretion to reduce awards
- Stock options and time-vesting RSUs granted each January vest ratably over four years

*Percentages in the above chart reflect the average percentage contribution of key compensation components awarded to the Company's CEO and other NEOs in January 2018.

Appendix 3: Non-GAAP Measures

Net Sales. The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars ("constant-exchange-rate basis"). Sales on a constant-exchange-rate basis are calculated by taking the current year's sales in local currencies and translating them into U.S. dollars using the prior year's foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	2017		
	GAAP Reported	Translation Effect	Constant-Exchange-Rate Basis
Net Sales:			
Worldwide	4%	—%	4%
Americas	2	1	1
Asia-Pacific	10	2	8
Japan	(1)	(2)	1
Europe	6	3	3
Other	26	—	26

Net earnings. Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company's results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)		GAAP		Charges related to the 2017 Tax Act[a]		Non-GAAP
Year Ended January 31, 2018						
Provision for income taxes	$	390.4	$	(146.2)	$	244.2
Effective income tax rate		51.3%		(19.2)%		32.1%
Net earnings		370.1		146.2		516.3
Diluted earnings per share*		2.96		1.17		4.13

(a) Net expense recognized in 2017 related to the estimated impact of the 2017 U.S. Tax Cuts and Jobs Act (the "2017 Tax Act"). See "Item 8. Financial Statements and Supplementary Data - Note O. Income Taxes" in our Annual Report on Form 10-K, filed with the SEC on March 16, 2018, for further information.

(in millions, except per share amounts)	GAAP	Impairment charges [(b)]	Non-GAAP
Year Ended January 31, 2017			
Selling, general and administrative ("SG&A") expenses	$ 1,769.1	$ (38.0)	$ 1,731.1
As a % of sales	44.2%		43.3%
Earnings from operations	721.2	38.0	759.2
As a % of sales	18.0%		19.0%
Provision for income taxes [(c)]	230.5	14.0	244.5
Net earnings	446.1	24.0	470.1
Diluted earnings per share *	3.55	0.19	3.75

*Amounts may not add due to rounding.

(b) Expenses associated with the following:

- $25.4 million of pre-tax expense ($16.0 million after tax expense, or $0.13 per diluted share) associated with an asset impairment charge related to software costs capitalized in connection with the development of a new finished goods inventory management and merchandising information system. See "Item 7. Management's Discussion and Analysis–Information Systems Assessment" in our Annual Report on Form 10-K, filed with the SEC on March 16, 2018, for further information; and

- $12.6 million of pre-tax expense ($8.0 million after tax expense, or $0.06 per diluted share) associated with impairment charges related to financing arrangements with diamond mining and exploration companies. See "Item 7. Management's Discussion and Analysis–Financing Arrangements with Diamond Mining and Exploration Companies" in our Annual Report on Form 10-K, filed with the SEC on March 16, 2018, for further information.

(c) The income tax effect resulting from the adjustments has been calculated as both current and deferred tax benefit (expense), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying adjustment.

Free Cash Flow. Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company's operating cash flows. The following table reconciles GAAP net cash provided by operating activities to non-GAAP free cash flow:

(in millions)		2017		2016
Net cash provided by operating activities	$	932.2	$	705.7
Less: Capital expenditures		(239.3)		(222.8)
Free cash flow [a]	$	692.9	$	482.9

[a] Net cash provided by operating activities and free cash flow in 2017 reflected more effective management and timing of payables and reduced payments for income taxes, partly offset by increased inventory purchases. Additionally, net cash provided by operating activities and free cash flow in 2017 and 2016 reflected a voluntary cash contribution of $15.0 million and $120.0 million, respectively, made by the Company to its U.S. pension plan. See "Item 8. Financial Statements and Supplementary Data–Note N. Employee Benefit Plans" in our Annual Report on Form 10-K, filed with the SEC on March 16, 2018, for further information.

